Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR COMPLETES DEBT FINANCINGS; TENDERS AND

ANNOUNCES REDEMPTION OF 8.75% NOTES DUE 2007

                BALTIMORE — (December 31, 2002) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it completed its private placement of $125.0 million aggregate principal amount of Senior Subordinated Notes, which was an add-on issuance under the indenture relating to Sinclair’s 8% Senior Subordinated Notes due 2012.   The $125.0 million Notes were issued at a price of $103.00 plus accrued interest from September 15, 2002 to December 30, 2002, yielding a rate of 7.45%.

                In addition, Sinclair also announced that it closed on a $125.0 million Incremental Term Loan Facility due December 31, 2009.  The Facility is an add-on to the company’s Senior Bank Credit Facility dated July 15, 2002 and is priced at LIBOR plus 2.25%.

                The proceeds of the debt financings were used to purchase $213.0 million of the company’s existing $250.0 million Senior Subordinated Notes due 2007 through its tender offer commenced December 2, 2002 and to redeem the remaining $37.0 million in outstanding Notes.

                The Company today notified the Trustee that on January 30, 2003 (the “Redemption Date”) it will redeem, in full, the remaining aggregate principal amount of the Notes plus the associated call premium and accrued interest thereon.

                The Notes offered by Sinclair have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Notes.

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